

                                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 5                                                    Washington, D. C. 20549

                                         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(   ) Check here if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b).
( X ) Form 3 Holdings Reported    (   ) Form 4 Transactions Reported
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|                                                     |                                       |                                    |
|1 Name and Address of Reporting Person *             |2 Issuer Name and Ticker/Trading Symbol|6 Relationship of Reporting         |
|                                                     |                                       | Person(s) to Issuer                |
| Breneisen            Michael                        |Telebyte, Inc. ("TBTI")                |       (Check All Applicable)       |
|                                                     |---------------------------------------| ( X ) Director      (   ) 10% Owner|
| (Last)               (First)                (Middle)|3 IRS Identifica-|4 Statement for      | ( X ) Officer       (   ) Other    |
|                                                     | tion Number of  | Month/Year          | (Give Title below)  (Specify below)|
|  270 Pulaski Road                                   | Reporting       |                     |                                    |
|                    (Street 1)                       | Person, if      |           06/99     | President, CFO                     |
|                                                     | an entity       |---------------------|------------------------------------|
|                                                     |   (Voluntary)   |5 If Amendment,      |7 Individual or Joint/Group Filing  |
|                    (Street 2)                       |                 | Date of Original    |       (Check Applicable)           |
|                                                     |                 |     (Month/Year)    | Form filed by:                     |
|  Greenlawn        NY  11740                         |                 |                     |  (X) One Reporting Person          |
| (City)                              (State)   (Zip) |                 |                     |  ( ) More Than One Reporting Person|
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                          Table I  -  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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|1 Title of Security             |2 Trans-  |3 Trans- |4 Securities Acquired   |5 Amount of   |6 Ownership|7 Nature of Indirect    |
|  (Instruction 3)               | action   | action  | (A) or Disposed of (D) | Securities   | Form:     | Beneficial Ownership   |
|                                | Date     | Code    | (Instructions 3, 4, 5) | Beneficially | Direct (D)|    (Instruction 4)     |
|                                | (Month/  |(Instr 8)|------------------------| Owned at End |    or     |                        |
|                                | Day/     |         |  Amount   |(A)| Price  | of Issuer's  |Indirect(I)|                        |
|                                | Year)    |         |           |(D)|        | Fiscal Year  | (Instr 4) |                        |
|--------------------------------|----------|---------|-----------|---|--------|--------------|-----------|------------------------|
|                                |          |         |           |   |        |              |           |                        |
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 2270 (7-97)



                                                             FORM 5 (Continued)
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                            Table II  -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (Puts, Calls, Warrants, Options, Convertible Securities)
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|            |        |        |        |                 |                 |                  |        |        |       |         |
|1 Title of  |2 Con-  |3 Trans-|4 Trans-|5 Number of      |6 Date           |7 Title and Amount|8 Price |9 Number|10 Own-|11 Nature|
| Derivative | ver-   | action | action | Derivative      | Exercisable and | of Underlying    | of     |of Deri-|ership:| of      |
| Security   | sion   | Date   | Code   | Securities      | Expiration Date | Securities       | Deri-  |vative  |Direct |Indirect |
| (Instr 3)  | or     | (Month/| (Instr | Acquired (A) or | (Month/Day/Year)|(Instructions 3,4)| vative |Secur-  |(D) or |Ownership|
|            | Exer-  | Day/   |   8)   | Disposed of (D) |-----------------|------------------| Sec-   |ties    |Indi-  |(Instr 4)|
|            | cise   | Year)  |        |(Instrs 3, 4, 5) | Date   | Expir- |         |Amount  | urity  |Owned at|rect(I)|         |
|            | Price  |        |--------|-----------------| Exer-  | ation  |  Title  |or Num- |(Instr  |End of  |(Instr |         |
|            |        |        |        |  (A)   |  (D)   | cisable| Date   |         |ber of  |   5)   |Year    |   4)  |         |
|            |        |        |        |        |        |        |        |         |Shares  |        |(Instr4)|       |         |
|------------|--------|--------|--------|--------|--------|--------|--------|---------|--------|--------|--------|-------|---------|
|Common Stock|   $1.03| 6/25/99|   A    |200,000 |        | 6/30/04| 6/29/09|Common St| 200,000|        |200,000 |   D   |         |
| Option*    |        |        |        |        |        |    (1) |        |ock      |        |        |   (2)  |       |         |
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|            |        |        |        |        |        |        |        |         |        |        |        |       |         |
|            |        |        |        |        |        |        |        |         |        |        |        |       |         |
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|            |        |        |        |        |        |        |        |         |        |        |        |       |         |
|            |        |        |        |        |        |        |        |         |        |        |        |       |         |
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Explanation of Responses:
 (1) 100,000 Option Shares vest June 30, 2004, and the remaining 100,000 Option Shares vest January 1, 2005;
subject, however, to accelerated events if certain sales targets are met.

 (2) Excludes 5,000 shares issuable upon exercise of stock options granted under the Companys 1987 Stock Option
Plan.





                                                                              /s/ Michael Breneisen                        2/14/2000
                                                                            _____________________________________        ___________
                                                                              **  Signature of Reporting Person             Date

**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  Transmit one copy of this Form to EDGAR, using a typed signature.
       If space is insufficient, see Intruction 6 for procedure.                                                    SEC 2270 (7-97)